Part II (Continued)

Item 7 (Continued)
TABLE 16
NONPERFORMING ASSETS
(In thousands)		December 31
	2001	2000	1999	1998	1997
Nonperforming Loans
Nonaccrual Loans	$2,933	$1,426	$ 965	$ 594	$ 870
Restructured Loans	0	0	0	0	0
Loans 90 Days or More Past Due
and Still Accruing	295	463	341	203	123
Total Nonperforming Loans	3,228	1,889	1,306	797	993
Other Real Estate Owned	2,705	313	125	721	878
Total Nonperforming Assets	$5,933	$2,202	$1,431	$1,518	$1,871

Nonperforming Assets to Total Loans
and Other Real Estate	1.41%	0.69%	0.69%	0.84%	1.28%
Reserve for Loan Losses
to Nonperforming Loans	126.98%	158.97%	178.18%	259.72%	187.41%

Year Ended December 31, 2001			Nonaccrual	Restructured	Total
Interest at Contracted Rates (a)			$154	$0	$154
Interest Recorded as Income			0	0	0
Reduction of Interest Income During 2001			$154	$0	$154

(a) Interest income that would have been recorded, if the loans had been current and in accordance with their original terms.

At December 31, 2001 and December 31, 2000, there were no other loans classified for regulatory purposes as loss or doubtful which are not included in the table above, but there were other loans classified for regulatory purposes as substandard or special mention which are not included in the table above. However, management is aware of no such substandard or special mention loans not included above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which any information causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Noninterest Income

Noninterest income of $11,146,588 in 2001 represented a 108.2 percent increase, or $5,792,404, from $5,354,184 recorded in 2000. Mortgage loan fees were the largest component of noninterest income, generating over $7.5 million for 2001, up $4.7 million from $2.8 million collected in 2000. The Company had a full year of mortgage activity from the Fairfield subsidiary in 2001, compared to only five months in 2000. As deposit business grew, the opportunity to earn service charge income also grew. Service charges on accounts increased 40.7 percent, from $1,844,204 in 2000 to $2,595,303 in 2001, primarily in fees generated from a new courtesy overdraft product for protection from bounced checks and commercial account analysis fees.

Part II (Continued)

Item 7 (Continued)

Noninterest Income (Continued)

Noninterest income in 2000 totaled $5,354,184, up 74.2 percent from $3,072,907 in 1999. The majority of the increase came from the mortgage fees earned in the five months after the Fairfield acquisition. Mortgage loan fees earned $2.8 million, an increase of $1.8 million over mortgage fees earned during 1999. Service charges on deposit accounts increased by $300,691, or 19.5 percent over 1999 service charges. The increase was due to growth in core transaction accounts. Other increases were recorded in volume-driven income sources such as ATM fees.

Noninterest Expense

Noninterest expense was $19,396,761 for the year 2001, up 53.3 percent from $12,654,634 in 2000. As business grows, the Banks continue to increase staff to strengthen the management team and add internal support positions. A full year of salaries, commissions and benefits for the Fairfield mortgage team is included in 2001. Total salaries and benefits increased by $4,610,135, or 62.5 percent. Occupancy costs grew by 32.7 percent, or $597,412. The increase is attributed to operating, rental and depreciation costs for the ten new mortgage offices, plus general increases in equipment and maintenance costs. All other operating overhead increased by $1,534,580 or 44.4 percent, due to expenses associated with a rapidly growing balance sheet in multiple markets throughout Georgia.

Noninterest expense was $12,654,634 for the year 2000, up 32.7 percent from $9,537,391 in 1999. The Banks continue to increase staff to strengthen the management team, take advantage of local market shake-ups, and add internal support positions. The addition of the ten new mortgage offices significantly increased commission-based compensation expense. Salaries and benefits increased by $2,172,637, or 41.8 percent, and occupancy costs increased by $350,028, or 23.7 percent. Other overhead expense increased $594,578 or 20.8 percent, due to overhead expenses associated with the new Fairfield offices and to volume-driven increases from high balance sheet growth rates.

Income Tax Expense

SNB's consolidated federal and state income tax expense increased to $2,517,964 in 2001, up from $1,856,908 in 2000, and $1,529,296 in 1999. The effective tax rate was 36.7 percent, 34.8 percent, and 32.0 percent, in 2001, 2000, and 1999, respectively. The Company's effective rates tend to hover just under maximum corporate federal and state income tax rates due to the relatively small percentage of tax free investments carried on the balance sheet. See Note 8 to SNB's consolidated financial statements for a detailed analysis of income taxes.

Quarterly Results of Operations

The following table provides income statement recaps and earnings per share data for each of the four quarters for the years ended December 31, 2001 and 2000.

Part II (Continued)

Item 7 (Continued)
TABLE 17
QUARTERLY RESULTS OF OPERATIONS

Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
($ in thousands, except per share data)
2001
Interest Income	$8,239	$8,424	$8,577	$8,368
Interest Expense	3,523	4,031	4,458	4,574
Net Interest Income	4,716	4,393	4,119	3,794
Provision For Loan Losses	626	442	415	429
Securities Gains (Losses)	(1)	54	47	1
Noninterest Income	3,291	2,778	2,457	2,520
Noninterest Expense	5,433	4,942	4,552	4,470
Income Before Income Taxes	1,947	1,841	1,656	1,416
Provision For Income Taxes	763	633	604	518
Net Income	$1,184	$1,208	$1,052	$ 898

Net Income per Common Share
Basic	0.35%	0.36%	0.31%	0.27%
Diluted	0.35%	0.36%	0.31%	0.27%

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
	($ in thousands, except per share data)
2000
Interest Income	$8,165	$7,131	$6,144	$5,600
Interest Expense	4,264	3,655	2,765	2,427
Net Interest Income	3,901	3,476	3,379	3,173
Provision For Loan Losses	330	462	272	228
Securities Gains (Losses)	17	-	(5)	(6)
Noninterest Income	1,765	2,034	845	704
Noninterest Expense	4,080	3,690	2,485	2,400
Income Before Income Taxes	1,273	1,358	1,462	1,243
Provision For Income Taxes	468	462	492	435
Net Income	$ 805	$ 896	$ 970	$ 808

Net Income per Common Share
Basic	0.24%	0.27%	0.29%	0.24%
Diluted	0.23%	0.27%	0.29%	0.24%

Part II (Continued)

Item 7 (Continued)

Market for Common Equity and Stockholder Matters

SNB common stock is quoted on the NASDAQ Stock Market under the symbol "SNBJ." Prior to December 31, 1997, SNB common stock was not traded on any public market or exchange, although certain brokerage firms made a market for its common stock. The following table sets forth the high, low, and close sale prices per share of the common stock as reported on the NASDAQ Stock Market, and the dividends declared per share for the periods indicated.

TABLE 18
STOCK PRICES AND DIVIDENDS
				Dividend
Year Ended December 31, 2001	High	Low	Close	Per Share

Fourth Quarter	$17.00	$14.10	$14.67	$0.080
Third Quarter	16.00	13.50	14.00	0.080
Second Quarter	16.00	12.75	14.50	0.080
First Quarter	15.25	12.75	14.25	0.070

Year Ended December 31, 2000

Fourth Quarter	$14.00	$12.36	$13.00	$0.070
Third Quarter	15.25	12.00	12.88	0.070
Second Quarter	16.25	12.00	15.00	0.070
First Quarter	16.50	13.13	15.50	0.065

As of March 14, 2002, the Company had approximately 1,185 shareholders of record.

Inflation

Inflation impacts the financial condition and operating results of SNB. However, because most of the assets of the bank subsidiaries are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support the growing banks. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. The Company's mortgage division is particularly impacted by swings in the interest rate cycle. SNB has not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact. Management's awareness of inflationary effects has led to various operational strategies to cope with its impact. The Banks engage in various asset/liability management strategies to control interest rate sensitivity and minimize exposure to interest rate risk. Prices for banking products and services are continually reviewed in relation to current costs, and overhead cost cutting is an ongoing task.

Part II (Continued)

Item 7 (Continued)

Forward-Looking Statements

Certain statements contained in this Financial Review and in the Company's annual report on Form 10-K that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In addition, certain statements in future filings by SNB with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of SNB which are not statements of historical fact constitute forward-looking statements within the meaning of this Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of SNB or its management or Board of Directors, including those relating to products, services and expansion strategies; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (i) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (ii) the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; (iii) inflation, interest rate, market and monetary fluctuations; (iv) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (v) changes in consumer spending, borrowing, and saving habits; (vi) technological changes; (vii) acquisitions; (viii) the ability to increase market share and control expenses; (ix) the effect of changes in laws and regulations (including laws and regulations concerning banking, taxes, securities and insurance) with which SNB and its subsidiaries must comply; (x) the effect of changes in accounting policies and practices, as adopted by the regulatory agencies as well as the Financial Accounting Standards Board; (xi) changes in SNB's organization, compensation, and benefit plans; (xii) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and (xiii) the success of SNB at managing the risks involved in the foregoing.

Such forward-looking statements speak only as of the date on which such statements are made, and SNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

Part II (Continued)

Item 7 (Continued)

Such forward-looking statements speak only as of the date on which such statements are made, and SNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

Item 8

FINANCIAL STATEMENTS

The following consolidated financial statements of the Registrant and its subsidiaries are included on exhibit 99(a) of this Annual Report on Form 10-K:

Consolidated Balance Sheets - December 31, 2001 and 2000

Consolidated Statements of Income - Years Ended December 31, 2001, 2000 and 1999

Consolidated Statements of Comprehensive Income - Years Ended December 31, 2001, 2000 and 1999

Consolidated Statements of Stockholders' Equity - Years Ended December 31, 2001, 2000 and 1999

Consolidated Statements of Cash Flows - Years Ended December 31, 2001, 2000 and 1999

Notes to Consolidated Financial Statements

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2001 and 2000:

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
	($ in thousands, except per share data)
2001
Interest Income	$8,239	$8,424	$8,577	$8,368
Interest Expense	3,523	4,031	4,458	4,574
Net Interest Income	4,716	4,393	4,119	3,794
Provision for Loan Losses	626	442	415	429
Securities Gains (Losses)	(1)	54	47	1
Noninterest Income	3,291	2,778	2,457	2,520
Noninterest Expense	5,433	4,942	4,552	4,470
Income Before Income Taxes	1,947	1,841	1,656	1,416
Provision for Income Taxes	763	633	604	518
Net Income	$1,184	$1,208	$1,052	$ 898

Net Income Per Common Share
Basic	$0.35	$0.36	$0.31	$0.27
Diluted	$0.35	$0.36	$0.31	$0.27

Part II (Continued)

Item 8 (Continued)

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
	($ in thousands, except per share data)
2000
Interest Income	$8,165	$7,131	$6,144	$5,600
Interest Expense	4,264	3,655	2,765	2,427
Net Interest Income	3,901	3,476	3,379	3,173
Provision for Loan Losses	330	462	272	228
Securities Losses	17	-	(5)	(6)
Noninterest Income	1,765	2,034	845	704
Noninterest Expense	4,080	3,690	2,485	2,400
Income Before Income Taxes	1,273	1,358	1,462	1,243
Provision for Income Taxes	468	462	492	435
Net Income	$ 805	$ 896	$ 970	$ 808

Net Income Per Common Share
Basic	$0.24	$0.27	$0.29	$0.24
Diluted	$0.24	$0.27	$0.29	$0.24

Item 9

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

Part III

Item 10

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Incorporated herein by reference to pages 4, 5, 6, 9, 10 and 11 of the Company's Definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 25, 2002.

Item 11

EXECUTIVE COMPENSATION

Incorporated herein by reference to pages 7, 8, 13, 14 and 15 of the Company's Definitive Proxy Statement for the Annual Meeting of Stockholders to be held on April 25, 2002.

Item 12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Incorporated herein by reference to page 9,10 and 11 of the Company's Definitive Proxy Statement for the Annual Meeting of the Stockholders to be held on April 25, 2002.

Part III (Continued)

Item 13

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Incorporated herein by reference to pages 15 and 16 of the Company's Definitive Proxy Statement for Annual Meeting of Stockholders to be held on April 25, 2002.

Part IV

Item 14

EXHIBITS AND REPORTS ON FORM 8-K

(a)	Exhibits included herein:
PAGE

	3(a)	Articles of Incorporation	N/A
Filed as Exhibit 3.2 to the Registrant's Registration Statement Form 2.4 (File No. 333-49977), Filed with the Commission on April 13, 1998 Incorporated Herein

	3(b)	Bylaws	N/A
Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-49977), Filed with the Commission on April 13, 1998 and Incorporated Herein

	4	Instruments Defining the Rights of Security Holders	Definitive Proxy Statement, Incorporated by Reference

	11	Statement of Computation of Net Income Per Share	Attachment

	21	Subsidiary Information	Exhibit 99(a), Footnote 1

	99	Additional Exhibits

	99(a)	Consolidated Financial Statements	Attachment

(b)	Reports on Form 8-K:

No reports on Form 8-K have been filed by the registrant during the last quarter of the period covered by this report.

EXHIBIT NO. 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Year Ended December 31, 2001

	Shares	Earnings Per Share
	(In Thousands)

Basic Weighted Average Shares Outstanding	3,373	$1.29

Diluted
Average Shares Outstanding	3,373
Common Stock Equivalents	3

	3,376	$1.29

	Year Ended December 31, 2000

Basic Weighted Average Shares Outstanding	3,354	$1.04

Diluted
Average Shares Outstanding	3,354
Common Stock Equivalents	15

	3,369	$1.03

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, SNB Bancshares, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized:

SNB BANCSHARES, INC.

/s/Robert C. "Neal" Ham Chairman of the Board of Directors	/s/H. Averett Walker President/Director/Chief Executive Officer

Date:3/28/02	Date:3/28/02

/s/Richard A. Collinsworth Executive Vice President	/s/Shirley D. Jackson Senior Vice-President/Secretary

Date:3/28/02	Date:3/28/02

/s/Michael T. O'Dillon Senior Vice-President/Treasurer/Controller/Chief Financial Officer

Date:3/28/02

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

/s/Edward M. Beckham, II, Director	Date:3/28/02

/s/Alford C. Bridges, Director	Date:3/28/02

/s/Benjamin W. Griffith, III, Director	Date:3/28/02

/s/Robert T. Mullis, Director	Date:3/28/02

/s/Ben G. Porter, Director	Date:3/28/02

/s/John W. Ramsey, Director	Date:3/28/02

/s/Bobby Stalnaker, Director	Date:3/28/02

/s/H. Cullen Talton, Jr., Director	Date:3/28/02

/s/Joe E. Timberlake, III, Director	Date:3/28/02

/s/Larry Walker, Director	Date:3/28/02

/s/Richard W. White, Jr., Director	Date:3/28/02

EXHIBIT NO. 99(a)

McNair, McLemore, Middlebrooks & Co., LLP

CERTIFIED PUBLIC ACCOUNTANTS

A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION
RALPH S. McLEMORE, SR., C.P.A. (1963-1977) SIDNEY B. McNAIR, C.P.A. (1954-1992)	389 MULBERRY STREET POST OFFICE BOX ONE
MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.	(478) 746-6277
RAY C. PEARSON, C.P.A. J. RANDOLPH NICHOLS, C.P.A.	FAX (478) 741-8353
WILLIAM H. EPPS, JR., C.P.A. RAYMOND A. PIPPIN, JR., C.P.A.	1117 MORNINGSIDE DRIVE POST OFFICE BOX 1287
JERRY A. WOLFE, C.P.A. W. E. BARFIELD, JR., C.P.A.	PERRY, GA 31069 (478) 987-0947
HOWARD S. HOLLEMAN, C.P.A. F. GAY McMICHAEL, C.P.A.	FAX (478) 987-0526
RICHARD A. WHITTEN, JR., C.P.A. ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A. RONNIE K. GILBERT, C.P.A.
RON C. DOUTHIT, C.P.A.

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders

SNB Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of SNB Bancshares, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB Bancshares, Inc. and Subsidiaries as of December 31, 2001 and 2000 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia

January 25, 2002

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31

ASSETS

	2001	2000

Cash and Balances Due from Depository Institutions	$18,308,816	$23,137,091

Federal Funds Sold	1,000	4,431,000

Investment Securities
Available for Sale, At Fair Value	36,022,680	47,050,922
Held to Maturity, At Cost (Fair Value of $11,556,065
and $2,025,636 in 2001 and 2000, Respectively)	11,485,774	1,983,217

	47,508,454	49,034,139

Federal Home Loan Bank Stock, at Cost	3,532,900	2,463,700

Loans Held for Sale	41,166,489	13,215,215

Loans	378,314,421	305,435,612
Allowance for Loan Losses	(4,098,740)	(3,002,536)
Unearned Interest and Fees	(174,805)	(172,228)

	374,040,876	302,260,848

Premises and Equipment	11,508,012	8,931,611

Other Real Estate (Net of Allowance of $139,058 and
$0 in 2001 and 2000, Respectively)	2,705,073	312,808

Other Assets	5,989,900	6,443,492

Total Assets	$504,761,520	$410,229,904

The accompanying notes are an integral part of these balance sheets.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31

LIABILITIES AND STOCKHOLDERS' EQUITY

	2001	2000

Deposits
Noninterest-Bearing	$ 71,208,522	$ 65,480,695
Interest-Bearing	303,856,127	246,096,150

	375,064,649	311,576,845

Borrowed Money
Federal Funds Purchased and Securities Sold
Under Agreement to Repurchase	13,243,208	8,598,229
Demand Notes to U.S. Treasury	246,773	931,645
Obligation Under Capital Lease	29,998	87,781
Other Borrowed Money	76,898,197	54,438,980

	90,418,176	64,056,635

Other Liabilities	4,501,303	3,525,761

Stockholders' Equity
Common Stock, Par Value $1 a Share; Authorized
10,000,000 Shares, Issued 3,372,969 Shares as of
December 31, 2001 and 2000	3,372,969	3,372,969
Paid-In Capital	12,967,398	12,967,398
Retained Earnings	17,831,346	14,534,798
Accumulated Other Comprehensive Income, Net of Tax (Benefit)	605,679	195,498

	34,777,392	31,070,663

Total Liabilities and Stockholders' Equity	$504,761,520	$410,229,904

The accompanying notes are an integral part of these balance sheets.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31

	2001	2000	1999
Interest Income
Loans, Including Fees	$30,854,495	$24,048,004	$17,993,787
Federal Funds Sold	143,714	370,917	218,325
Deposits with Other Banks	28,191	22,846	4,618
Investment Securities
U. S. Treasury	112,134	43,484	155,476
U. S. Government Agencies	1,893,972	1,953,173	1,533,628
State, County and Municipal	383,857	454,455	386,610
Other Investments	192,240	141,678	109,791

	33,608,603	27,034,557	20,402,235
Interest Expense
Deposits	13,769,985	10,952,111	8,020,491
Federal Funds Purchased	172,545	232,091	64,250
Demand Notes Issued to the U.S. Treasury	18,787	29,813	19,978
Other Borrowed Money	2,625,052	1,891,931	322,437

	16,586,369	13,105,946	8,427,156

Net Interest Income	17,022,234	13,928,611	11,975,079

Provision for Loan Losses	1,911,929	1,292,006	736,125

Net Interest Income After Provision for Loan Losses	15,110,305	12,636,605	11,238,954

Noninterest Income
Service Charges on Deposits	2,595,303	1,844,204	1,543,513
Other Service Charges, Commissions and Fees	8,422,699	3,379,355	1,355,510
Securities Gains (Losses)	100,596	5,816	(1,913)
Other	27,990	124,809	175,797

	11,146,588	5,354,184	3,072,907
Noninterest Expenses
Salaries and Employee Benefits	11,983,529	7,373,394	5,200,757
Occupancy and Equipment	2,422,449	1,825,037	1,475,009
Loss on Sale of Premises and Equipment	26,018	3,810	-
Office Supplies and Printing	403,226	367,879	298,611
Telephone	555,554	300,516	168,490
Other	4,005,985	2,783,998	2,394,524

	19,396,761	12,654,634	9,537,391

Income Before Income Taxes	6,860,132	5,336,155	4,774,470

Income Taxes	2,517,964	1,856,908	1,529,296

Net Income	$ 4,342,168	$ 3,479,247	$ 3,245,174

Basic Earnings Per Share	$ 1.29	$ 1.04	$ 0.97

Diluted Earnings Per Share	$ 1.29	$ 1.03	$ 0.96

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31

	2001	2000	1999

Net Income	$4,342,168	$3,479,247	$3,245,174

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	427,353	657,964	(657,807)
Reclassification Adjustment	(17,172)	(3,839)	1,263

Unrealized Gains (Losses) on Securities	410,181	654,125	(656,544)

Comprehensive Income	$4,752,349	$4,133,372	$2,588,630

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Shares	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 1998	3,340,624	$3,340,624	$12,611,603	$ 9,585,439	$ 197,917	$ 25,735,583

Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $338,220					(656,544)	(656,544)
Cash Dividends				(851,862)		(851,862)
Net Income				3,245,174		3,245,174

Balance, December 31, 1999	3,340,624	3,340,624	12,611,603	11,978,751	(458,627)	27,472,351

Shares Issued in Connection with the Business Combination Accounted for as a Purchase	32,345	32,345	355,795			388,140
Unrealized Gain on Securities Available for Sale, Net of Tax of $336,973					654,125	654,125
Cash Dividends				(923,200)		(923,200)
Net Income				3,479,247		3,479,247

Balance, December 31, 2000	3,372,969	3,372,969	12,967,398	14,534,798	195,498	31,070,663

Unrealized Gain on Securities Available for Sale, Net of Tax of $211,305					410,181	410,181
Cash Dividends				(1,045,620)		(1,045,620)
Net Income				4,342,168		4,342,168

Balance, December 31, 2001	3,372,969	$3,372,969	$12,967,398	$17,831,346	$ 605,679	$ 34,777,392

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2001	2000	1999
Cash Flows from Operating Activities
Net Income	$ 4,342,168	$ 3,479,247	$ 3,245,174
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Depreciation	962,321	800,381	691,960
Amortization and Accretion	231,172	68,480	131,088
Provision for Loan Losses	1,911,929	1,292,006	736,125
Deferred Income Taxes	(389,259)	(155,369)	(79,736)
Securities (Gains) Losses	(100,596)	(5,816)	1,913
(Gain) Loss on Sale of Other Real Estate	44,023	(2,348)	68,546
Unrealized Loss on Other Real Estate	139,058	-	-
Loss on Sale of Premises and Equipment	26,018	3,810	-
Change In
Interest Receivable	562,113	(1,099,631)	(72,195)
Prepaid Expenses	(83,533)	(94,442)	20,751
Interest Payable	213,343	587,327	178,555
Accrued Expenses and Accounts Payable	878,030	91,840	(168,305)
Other	111,781	(456,123)	(156,428)

	8,848,568	4,509,362	4,597,448
Cash Flows from Investing Activities
Cash Used In Business Acquisition (Net)	-	(994,842)	-
Purchase of Investment Securities Available for Sale	(17,367,367)	(19,475,679)	(34,121,105)
Purchase of Investment Securities Held to Maturity	(9,706,318)	-	-
Proceeds from Disposition of Investment Securities
Available for Sale	29,119,443	14,898,860	26,405,792
Held to Maturity	210,000	935,095	1,245,000
Purchase of Federal Home Loan Bank Stock	(1,069,200)	(1,708,500)	(345,900)
Loans to Customers	(104,733,401)	(112,212,781)	(28,776,073)
Purchase of Software	(185,844)	(285,490)	(25,492)
Purchase of Premises and Equipment, Net of Premises and Equipment Received in Business Acquisition	(3,688,295)	(1,060,146)	(1,264,327)
Proceeds from Disposal of Premises and Equipment	132,339	1,572	-
Other Real Estate	378,075	361,980	556,026

	(106,910,568)	(119,539,931)	(36,326,079)
Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	57,759,977	59,874,401	19,146,392
Noninterest-Bearing Customer Deposits	5,727,827	14,284,798	492,832
Demand Note to the U.S. Treasury	(684,872)	496,634	141,817
Dividends Paid	(1,045,620)	(923,200)	(851,862)
Federal Funds Purchased	4,644,980	(592,917)	6,380,571
Proceeds from Federal Home Loan Bank Notes	322,435,000	130,215,419	3,000,000
Repayments on Federal Home Loan Bank Notes	(299,975,784)	(81,831,439)	(55,000)
Obligation Under Capital Lease	(57,783)	(54,844)	(52,072)

	88,803,725	121,468,852	28,202,678

Net Increase (Decrease) in Cash and Cash Equivalents	(9,258,275)	6,438,283	(3,525,953)

Cash and Cash Equivalents, Beginning	27,568,091	21,129,808	24,655,761

Cash and Cash Equivalents, Ending	$ 18,309,816	$ 27,568,091	$ 21,129,808

The accompanying notes are an integral part of these statements.

SNB BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of SNB Bancshares, Inc. (the Company) and its wholly-owned subsidiaries, Security Bank of Bibb County (which includes its wholly-owned subsidiary, Fairfield Financial Services, Inc.) located in Macon, Georgia and Security Bank of Houston County, located in Perry, Georgia (the Banks). All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. and Subsidiaries (SNB) conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform to statement presentations selected for 2001. Such reclassifications had no effect on previously reported stockholders' equity or net income.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in central Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in mortgage, commercial and consumer loans to local borrowers. The Banks have a high concentration of real estate loans; however, these loans are well collateralized and, in management's opinion, do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of SNB is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company's results of operations and financial condition. The operating results of SNB depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Accounting Policies

The accounting and reporting policies of SNB Bancshares, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by SNB and the methods of applying those policies are summarized hereafter.

(1) Summary of Significant Accounting Policies (Continued)

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders' equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in Statement of Financial Accounting Standards (SFAS) No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale consist primarily of mortgage loans in the process of being sold to a third party investor and are carried at the lower of cost or fair value. The method used to determine the lower of cost or fair value is the individual loan method.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management's judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.

(1) Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method

Banking Premises	30	Straight-Line
Furniture and Equipment	5-25	Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

(1) Summary of Significant Accounting Policies (Continued)

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences related primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. Statement of Financial Accounting Standards 130 requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. An allowance for estimated losses is recorded when a subsequent decline in value occurs.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, noninterest-bearing amounts due from banks and federal funds sold.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gain and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137,

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements (Continued)

Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, which delays the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133, which addresses a limited number of issues causing implementation difficulties for certain entities that apply Statement 133. Management does not anticipate that the derivative statements will have a material effect, if any, on the financial position and results of operations of SNB.

During the second quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Accounting for Start-up Costs. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires start-up costs to be expensed as incurred. The adoption of the statement had no impact on SNB's financial position or results of operations.

On July 20, 2001 the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. These statements make significant changes to the accounting for business combinations, goodwill, and intangible assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations with limited exceptions for combinations initiated prior to July 1, 2001. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement is effective for business combinations completed after June 30, 2001.

SFAS No. 142 discontinues the practice of amortizing goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Impairment would be examined more frequently if certain indicators are encountered. Intangible assets with a determinable useful life will continue to be amortized over that period. The Banks are required to adopt the provisions of SFAS No. 142 effective January 1, 2002. It is anticipated that the adoption of SFAS No. 142 will not have a material effect on the Banks' financial statements.

Segment Reporting

Reportable segments are business units which offer different products and services and require different management and marketing strategies. Management of SNB Banchsares, Inc. considers that all banking operations are essentially similar within each of its subsidiaries and that there are no reportable operating segments. However, fee income from mortgage loans originated and sold to investors increased significantly with the July 2000 acquisition of Fairfield Financial Services, Inc. (Fairfield). Consolidated other income for the year ended December 31, 2001 includes $7,825,843 of Fairfield fee income. Such income may fluctuate significantly with increases or decreases in mortgage rates.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2001	2000

Cash on Hand and Cash Items	$ 5,144,583	$ 3,419,881
Noninterest-Bearing Deposits with Other Banks	13,164,233	19,717,210

	$18,308,816	$23,137,091

As of December 31, 2001, the Banks had required deposits of $1,370,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2001 are summarized as follows:
2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale

U.S. Treasury	$ 2,271,565	$ 88,102		$ 2,359,667
U.S. Government Agencies
Mortgage Backed	16,865,205	255,510	$ (3,022)	17,117,693
Other	9,717,328	456,872	(17,691)	10,156,509
State, County and Municipal	6,250,887	143,867	(5,943)	6,388,811

	$35,104,985	$944,351	$(26,656)	$36,022,680

Securities Held to Maturity

U.S. Government Agencies
Other	$ 9,708,006			$ 9,708,006
State, County and Municipal	1,777,768	$ 70,291		1,848,059

	$11,485,774	$ 70,291	$ -	$11,556,065

The amortized cost and fair value of investment securities as of December 31, 2001, by contractual maturity, are presented hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

(3) Investment Securities (Continued)
	Securities

	Available for Sale		Held to Maturity

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in One Year or Less	$ 2,490,771	$ 2,528,679	$10,081,812	$10,089,223
Due After One Year Through Five Years	10,781,554	11,213,057	1,064,181	1,111,970
Due After Five Years Through Ten Years	3,522,474	3,717,884	339,781	354,872
Due After Ten Years	1,444,981	1,445,367

	18,239,780	18,904,987	11,485,774	11,556,065

Mortgage Backed Securities	16,865,205	17,117,693	-	-

	$35,104,985	$36,022,680	$11,485,774	$11,556,065

Investment securities as of December 31, 2000 are summarized as follows:
2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale

U.S. Treasury	$ 1,004,914	$ 31,085		$ 1,035,999
U.S. Government Agencies
Mortgage Backed	11,497,629	77,795	$ (48,527)	11,526,897
Other	27,474,608	227,663	(38,945)	27,663,326
State, County and Municipal	5,990,240	97,033	(32,253)	6,055,020
The Bankers Bank Stock	787,320		(17,640)	769,680

	$46,754,711	$433,576	$(137,365)	$47,050,922
Securities Held to Maturity

State, County and Municipal	$ 1,983,217	$ 42,419	$ -	$ 2,025,636

Proceeds from sales of investments in debt securities were $6,376,384 in 2001, $3,593,007 in 2000 and $1,089,644 in 1999. Gross realized gains totaled $100,596, $22,143 and $9,025 in 2001, 2000 and 1999, respectively. Gross realized losses totaled $0, $16,327 and $10,938 in 2001, 2000 and 1999, respectively.

Investment securities having a carrying value approximating $47,072,000 and $43,435,500 as of December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes.

(4) Loans

The composition of loans as of December 31 are:
	2001	2000
Loans Secured by Real Estate
Construction and Land Development	$134,939,736	$ 62,327,753
Secured by Farmland (Including Farm Residential and
Other Improvements)	2,531,304	1,827,435
Secured by 1-4 Family Residential Properties	48,646,880	66,256,822
Secured by Multifamily (5 or More) Residential Properties	786,312	657,193
Secured by Nonfarm Nonresidential Properties	127,066,973	107,731,004
Loans to Deposit Institutions	25,098	28,794
Commercial and Industrial Loans (U.S. Addressees)	42,086,401	42,304,628
Agricultural Loans	1,990,428	2,471,365
Loans to Individuals for Household, Family and Other
Personal Expenditures
Credit Cards and Related Plans	383,993	667,999
Other	19,857,296	21,162,619

	$378,314,421	$305,435,612
Loans by interest rate type are:
	2001	2000

Fixed Rate	$231,108,057	$194,126,840
Variable Rate	147,206,364	111,308,772

	$378,314,421	$305,435,612

Impaired loans included in total loans above as of December 31 are summarized as follows:
	2001	2000

Total Investment in Impaired Loans	$ 99,011	$109,145
Less Allowance for Impaired Loan Losses	(69,607)	(97,337)

Net Investment	$ 29,404	$ 11,808

Average Investment	$ 72,812	$125,162

Foregone interest on impaired and other nonperforming loans approximated $154,200 in 2001, $146,400 in 2000 and $65,200 in 1999.

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:
	2001	2000	1999

Balance, Beginning	$3,002,536	$ 2,327,180	$ 2,070,253
Provision Charged to Operating Expenses	1,911,929	1,292,006	736,125
Loans Charged Off	(875,440)	(685,739)	(587,545)
Loan Recoveries	59,715	69,089	108,347

Balance, Ending	$4,098,740	$3,002,536	$ 2,327,180

The allowance for loan losses presented above includes an allowance for impaired loan losses. Transactions in the allowance for impaired loan losses were as follows:
	2001	2000	1999

Balance, Beginning	$ 97,337	$73,489	$ 84,693
Provision Charged to Operating Expenses	8,276	23,848	25,215
Loans Charged Off	(36,726)	-	(36,419)
Loan Recoveries	720	-	-

Balance, Ending	$ 69,607	$97,337	$ 73,489

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2001	2000

Land	$ 2,868,875	$ 2,115,772
Building	5,017,478	5,006,425
Leasehold Improvements	1,038,837	271,615
Furniture, Fixtures and Equipment	6,036,304	5,283,337
Construction in Progress	1,161,688	4,418

	16,123,182	12,681,567
Accumulated Depreciation	(4,615,170)	(3,749,956)

	$11,508,012	$ 8,931,611

Depreciation charged to operations totaled $962,321 in 2001, $800,381 in 2000 and $691,960 in 1999.

Certain bank facilities are leased under various operating leases. Rental expense was $455,933 in 2001, $245,275 in 2000 and $134,376 in 1999.

(6) Premises and Equipment (Continued)

Future minimum rental commitments under noncancelable leases are:

Year	Amount

2002	$117,897
2003	112,775
2004	100,775
2005	94,775
2006	84,775
Thereafter	386,283

$897,280

(7) Other Assets

Organization costs totaling $40,510 incurred in connection with formation of the parent company were being amortized to operations over a period of 60 months. Related amortization expense totaled $0 in 2001 and in 2000 and $6,706 in 1999. Accumulated amortization as of December 31, 2001 is $40,510. Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, as promulgated by the American Institute of Certified Public Accountants, requires previously capitalized organization costs to be expensed in 1999. Since final amortization occurred in 1999 under regularly scheduled terms, SOP 98-5 has no effect on SNB Bancshares, Inc. and Subsidiaries.

(8) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:
	2001	2000	1999

Current Federal Expense	$2,617,252	$1,798,383	$1,513,599
Deferred Federal Expense	(389,258)	(155,369)	(79,736)

	2,227,994	1,643,014	1,433,863
Current State Tax Expense	289,970	213,894	95,433

	$2,517,964	$1,856,908	$1,529,296

Federal income tax expense of $2,227,994 in 2001, $1,643,014 in 2000 and $1,433,863 in 1999 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are presented hereafter:

(8) Income Taxes (Continued)
	2001	2000	1999

Statutory Federal Income Taxes	$2,332,445	$1,814,293	$1,623,320
Tax-Exempt Interest	(118,511)	(140,585)	(115,534)
Interest Expense Disallowance	13,520	21,980	15,995
Premiums on Officers' Life Insurance	(2,629)	(3,045)	(2,673)
Meal and Entertainment Disallowance	12,978	8,387	7,785
Other	(9,809)	(58,016)	(95,030)

Actual Federal Income Taxes	$2,227,994	$1,643,014	$1,433,863

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:
	2001	2000
Deferred Tax Assets
Allowance for Loan Losses	$1,184,304	$ 847,156
Georgia Occupation and License Tax Credits	53,581	53,581
Other Real Estate Owned	47,280	-
Deferred Compensation	46,307	40,795
Other	21,929	11,208
Valuation Allowance for Deferred Tax Assets	(23,286)	(23,286)

	1,330,115	929,454
Deferred Tax Liabilities
Premises and Equipment	(234,671)	(238,861)
Securities Accretion	(58,839)	(43,614)
Other	(11,453)	(11,086)

	(304,963)	(293,561)

	1,025,152	635,893
Deferred Tax Liability on Unrealized Securities Gains	(312,017)	(100,711)

Net Deferred Tax Asset	$ 713,135	$ 535,182

(9) Deposits

Components of interest-bearing deposits as of December 31 are as follows:

	2001	2000

Interest-Bearing Demand	$ 76,148,553	$ 60,088,849
Savings	7,930,152	6,535,754
Time, $100,000 and Over	85,521,894	37,039,181
Other Time	134,255,528	142,432,366

	$303,856,127	$246,096,150

(9) Deposits (Continued)

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, approximated $70,851,630 and $34,835,000 on December 31, 2001 and 2000, respectively.

As of December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2002	$180,578,403
2003	33,855,864
2004	2,250,746
2005	2,005,914
2006 and Thereafter	1,086,495

$219,777,422

Brokered deposits are third party time deposits placed by or through the assistance of a deposit broker. As of December 31, 2001 and 2000, the Company had $34,947,000 and $0, respectively, in brokered deposits. The brokered deposits were issued at a weighted average rate of 4.26 percent and mature at various times through 2003.

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase mature daily. Mortgage backed securities sold under repurchase agreements are held and segregated by the investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Banks, subject to agreement by the buyer.

Information concerning securities sold under agreements to repurchase is summarized as follows:
	2001	2000

Average Balance During the Year	$6,188,454	$3,540,669
Average Interest Rate During the Year	3.36%	5.94%
Maximum Month-End Balance During the Year	9,042,366	4,520,174

Mortgage backed securities underlying the agreements as of December 31 are:
	2001	2000

Carrying Value	$6,662,995	$4,414,247
Estimated Fair Value	6,688,230	4,390,506

(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:
	2001	2000
Advances under the Blanket Agreement for Advances and Security Agreement with the Federal Home Loan Bank (FHLB) have maturities in varying amounts through March 23, 2011 and interest rates ranging from 1.85 percent to 4.55 percent. Residential first mortgage loans and investment securities are pledged as collateral for the FHLB advances. At December 31, 2001, the Company had available line of credit commitments totaling $42,528,815,of which $528,815 was available.	$42,000,000	$40,500,000

Advances under the Warehouse Line with the FHLB have an interest rate of 2.25 percent. Loans held for sale are pledged as collateral for the Warehouse Line. At December 31, 2001, the Company had available line of credit commitments totaling $40,000,000, of which $11,101,497 was available.	28,898,503	11,938,980

Advances under the line of credit with The Bankers Bank have an interest rate of prime minus 50 basis points. All shares of stock owned by the Company in Security Bank of Bibb County are pledged as collateral on the line of credit. The Company had available line of credit totaling $10,000,000, of which $4,000,306 was available.	5,999,694	2,000,000

	$76,898,197	$54,438,980

Maturities of borrowed money for each of the next five years and thereafter are as follows:
Year	Amount

2002	$39,898,197
2003	20,000,000
2004	7,000,000
2005	-
2006	-
Thereafter	10,000,000

$76,898,197

(12) Obligation Under Capital Lease

The Banks lease equipment with a lease term through January 30, 2002. The obligation under the capital lease has been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 5.25 percent. Capitalized cost of $267,917 less accumulated depreciation is included in premises and equipment on the consolidated balance sheets.

Future minimum lease payments totaling $30,810 are due in 2002. The net present value of the payments as of December 31, 2001 is as follows:

Total Future Minimum Lease Payments	$30,810
Amount Representing Interest	(812)

Present Value of Future Minimum Lease Payments	$29,998

(13) 401(k) Savings and Profit Sharing Plan

The Banks sponsor a 401(k) Savings Incentive and Profit Sharing Plan. Employees become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $430,990 in 2001, $219,194 in 2000 and $203,796 in 1999.

(14) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Banks had commitments under standby letters of credit to U.S. addressees approximating $1,664,000 as of December 31, 2001 and $663,000 as of December 31, 2000. Unfulfilled loan commitments as of December 31, 2001 and 2000 approximated $75,290,000 and $45,402,000, respectively. No losses are anticipated as a result of commitments and contingencies.

Security Bank of Bibb County is currently constructing a new corporate center in Macon, Georgia. The total estimated cost to complete the construction is $1,686,000. At December 31, 2001, the Bank had paid approximately $951,000 of the total estimated cost.

(15) Noncompensatory Stock Option Plan

During 1996, the board of directors of SNB Bancshares, Inc. adopted the 1996 incentive stock option plan which authorizes 81,250 shares to be granted to certain officers and key employees. In May 1996, the board of directors granted key officers the right to purchase 81,250 shares of common stock at the price of $9.00, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

In 1999, the board of directors of SNB Bancshares, Inc. adopted another incentive stock option plan which authorizes 125,000 shares to be granted to certain officers and key employees. Those officers and key employees are granted the right to purchase shares of common stock at a price representing the market value of the stock at the date of the option grant. In May 1999, 73,500 options were granted at the price of $18.50 per share and an additional 10,000 options were granted at $17.94 per share in September 1999.

An additional 25,500 options were granted at $13.00 per share in August 2000 under this same plan. The terms of the 1999 incentive stock option plan are essentially the same as the 1996 incentive stock option plan.

A summary of warrant and option transactions follows:
Shares Under
Incentive Stock
Options

Granted	190,250
Canceled	22,750
Exercised	-

Outstanding, December 31, 2001	167,500

Eligible to be Exercised, December 31, 2001	99,400

(16) Interest Income and Expense

Interest income of $359,162, $428,390 and $349,702 from state, county and municipal bonds was exempt from regular income taxes in 2001, 2000 and 1999, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $4,316,110, $2,102,875, and $1,490,938 for the years ended December 31, 2001, 2000 and 1999, respectively.

(17) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:
	2001	2000	1999

Interest Expense	$16,373,025	$12,523,929	$8,248,602

Income Taxes	$ 2,648,200	$ 2,026,000	$1,599,500

Noncash investing activities for the years ended December 31 are as follows:
Acquisitions of Real Estate Through
Acquisitions of Real Estate Through Foreclosure	$ 3,045,964	$ 547,116	$ 589,905

Acquisition, Net of Cash Acquired
Common Stock Issued	$ -	$ 388,140	$ -
Cash Paid, Less Cash Acquired	-	994,842	-

Fair Value of Assets Acquired, Including Goodwill	$ -	$ 1,382,982	$ -

(18) Earnings Per Share

Statement of Financial Accounting Standards No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution that would occur if warrants and options were exercised and converted into common stock. The following presents earnings per share for the years ended December 31, 2001, 2000 and 1999 under the requirements of Statement 128:

December 31, 2001	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income Available to Common Stockholders	$4,342,168	3,372,969	$1.29

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		3,082

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$4,342,168	3,376,051	$1.29

(18) Earnings Per Share (Continued)
December 31, 2000	Income Numerator	Common Shares Denominator	EPS

Basic EPS
Income Available to Common Stockholders	$3,479,247	3,354,145	$1.04

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		14,632

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$3,479,247	3,368,777	$1.03

December 31, 1999

Basic EPS
Income Available to Common Stockholders	$3,245,174	3,340,624	$0.97

Dilutive Effect of Potential Common Stock
Stock Options and Warrants		50,167

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$3,245,174	3,390,791	$0.96

In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. SNB Bancshares, Inc. continues to follow Opinion 25 in accounting for its stock-based compensation awards; accordingly, no compensation expense has been recognized in the financial statements. If compensation expense were determined on the basis of Statement 123, net income and earnings per share would have been reduced as shown in the proforma information presented hereafter.

(18) Earnings Per Share (Continued)
	2001	2000
Net Income
As Reported	$4,342,168	$3,479,247

Proforma	$4,190,270	$3,322,349

Basic Earnings Per Share
As Reported	$ 1.29	$ 1.04

Proforma	$ 1.24	$ 0.99

Diluted Earnings Per Share
As Reported	$ 1.29	$ 1.03

Proforma	$ 1.24	$ 0.99

Proforma information includes only the effects of incentive stock option awards which were granted in May 1996, May 2000, September 2001 and August 2001.

Proforma information is based on utilization of the Black-Scholes option pricing model to estimate the fair value of the options at the grant date. Significant assumptions used are:
Under Incentive Stock Option Plans Established In	1999		1996

Year Granted	2000	1999	1996

Expected Annual Dividends (As Percent of Stock Price)	2.12%	1.63%	2.11%
Discount Rate-Bond Equivalent Yield	5.44%	6.48%	6.34%
Expected Life	5 Years	5 Years	5 Years
Expected Cumulative Volatility	29.38%	70.95%	86.58%

(19) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $21,015,621 as of December 31, 2001 and $9,437,258 as of December 31, 2000. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is presented hereafter.

(19) Related Party Transactions (Continued)

	2001	2000

Balance, Beginning	$ 9,437,258	$ 9,584,923
New Loans	20,707,356	7,357,141
Repayments	(9,128,993)	(9,204,806)
Changes in Directors	-	1,700,000

Balance, Ending	$21,015,621	$ 9,437,258

Fairfield Financial Services, Inc. originated $963,000 in mortgage loans during 2001 to related parties which were sold to a third-party investor. Additionally, construction loans of $542,000 with a balance of $346,672 as of December 31, 2001 were also originated to related parties. The construction loans generally convert to permanent financing in 12 months and are sold to third-party investors.

During 2001, Security Bank of Bibb County purchased land for $736,000 from one director to build the new corporate center. The board of directors unanimously approved the purchase, with the one director involved in the transaction abstaining.

As a result of the purchase of assets of Group Financial Southeast in 2000, Fairfield Financial Services, Inc. leases office space from a director. Payments made under the lease agreements totaled $113,568 and $57,650 as of December 31, 2001 and 2000, respectively.

(20) Financial Information of SNB Bancshares, Inc. (Parent Only)

SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security Bank of Bibb County in September 1994. The parent company's balance sheets as of December 31, 2001 and 2000 and the related statements of income and comprehensive income and cash flows for the years then ended are as follows:
SNB BANCSHARES, INC. (PARENT ONLY) BALANCE SHEETS DECEMBER 31

ASSETS
	2001	2000

Cash	$ 1,179,594	$ 392,902
Investment Securities	-	769,680
Investment in Subsidiaries, at Equity	39,700,593	31,956,010
Prepaids	6,248	1,256
Other	2,103	5,998

Total Assets	$40,888,538	$33,125,846

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Federal Income Tax Payable	$ 60,128	$ 30,215
State Income Tax Payable	12,727	7,017
Other	38,597	17,951

	111,452	55,183

Other Borrowed Money	5,999,694	2,000,000

Stockholders' Equity
Common Stock, Par Value $1 a Share; Authorized
10,000,000 Shares, Issued and Outstanding 3,372,969
Shares as of December 31, 2001 and 2000	3,372,969	3,372,969
Paid-In Capital	12,967,398	12,967,398
Retained Earnings	17,831,346	14,534,798
Accumulated Other Comprehensive Income, Net of Tax	605,679	195,498

Total Stockholders' Equity	34,777,392	31,070,663

Total Liabilities and Stockholders' Equity	$40,888,538	$33,125,846

(20) Financial Information of SNB Bancshares, Inc. (Parent Only) (Continued)

SNB BANCSHARES, INC. (PARENT ONLY) STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31

	2001	2000	1999

Income
Dividends from Subsidiaries	$1,287,522	$ -	$ 417,579
Interest	44,120	29,780	107,699

	1,331,642	29,780	525,278

Expense
Amortization of Organization Costs	-	-	6,076
Interest	231,277	-	-
Other	278,602	281,476	193,653

	509,879	281,476	199,729

Income (Loss) Before Taxes and Equity in Undistributed Earnings of Subsidiaries	821,763	(251,696)	325,549

Income Tax Benefit	174,360	61,261	31,241

Income (Loss) Before Equity in Undistributed Earnings of Subsidiaries	996,123	(190,435)	356,790

Equity in Undistributed Earnings of Subsidiaries	3,346,045	3,669,682	2,888,384

Net Income	4,342,168	3,479,247	3,245,174

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	427,353	657,964	(657,807)
Reclassification Adjustment	(17,172)	(3,839)	1,263

Unrealized Gains (Losses) on Securities	410,181	654,125	(656,544)

Comprehensive Income	$4,752,349	$4,133,372	$2,588,630

(20) Financial Information of SNB Bancshares, Inc. (Parent Only) (Continued)

SNB BANCSHARES, INC. (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31

	2001	2000	1999

Cash Flows from Operating Activities
Net Income	$ 4,342,168	$ 3,479,247	$ 3,245,174
Adjustments to Reconcile Net Income to Net
Cash Provided from Operating Activities
Amortization	-	-	6,076
Equity in Undistributed Earnings of Subsidiaries	(3,346,045)	(3,669,682)	(2,888,384)
Gain on Sale of Investments	(28,680)	-	-
Increase in Other	49,175	31,488	16,402

	1,016,618	(158,947)	379,268

Cash Flows from Investing Activities
Investment in Loans	-	-	1,014,000
Capital Infusion in Subsidiaries	(4,000,000)	(5,000,000)	(300,000)
Purchase of Investment Securities Available for Sale	-	-	(787,320)
Proceeds from Disposition of Investment Securities	816,000

	(3,184,000)	(5,000,000)	(73,320)

Cash Flows from Financing Activities
Dividends Paid	(1,045,620)	(923,200)	(851,862)
Issuance of Common Stock	-	388,140	-
Note Payable	3,999,694	2,000,000	-

	2,954,074	1,464,940	(851,862)

Net Increase (Decrease) in Cash	786,692	(3,694,007)	(545,914)

Cash, Beginning	392,902	4,086,909	4,632,823

Cash, Ending	$ 1,179,594	$ 392,902	$ 4,086,909

(21) Stock Split Effected as Dividend

On September 25, 1999, the board of directors approved a 25 percent stock split to be effected in the form of a dividend. All share and per share data including stock options and warrants have been adjusted to reflect the additional shares outstanding resulting from the stock split.

(22) Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Standby Letters of Credit - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

(22) Fair Value of Financial Instruments (Continued)

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:
	2001		2000
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$ 18,310	$ 18,310	$ 27,568	$ 27,568
Investment Securities Available for Sale	36,023	36,023	47,051	47,051
Investment Securities Held to Maturity	11,486	11,556	1,983	2,026
Federal Home Loan Bank Stock	3,533	3,533	2,464	2,464
Loans	378,314	386,859	305,436	297,439
Loans Held for Sale	41,166	41,166	13,215	13,215

Liabilities
Deposits	375,065	379,317	311,577	311,564
Borrowed Money	90,388	90,388	63,969	63,969
Capital Lease Obligation	30	30	88	88

Unrecognized Financial Instruments
Standby Letters of Credit	-	1,664	-	663
Unfulfilled Loan Commitments	-	75,290	-	45,402

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(23) Regulatory Capital Matters

The amount of dividends payable to the parent company from the Subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

(23) Regulatory Capital Matters (Continued)

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2001, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.
					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001

Total Capital
to Risk-Weighted Assets	$37,422,298	9.00%	$33,225,619	8.00%	$41,532,024	10.00%
Tier I Capital
to Risk-Weighted Assets	33,323,558	8.02	16,612,809	4.00	24,919,214	6.00
Tier I Capital
to Average Assets	33,323,558	7.66	17,402,620	4.00	21,753,276	5.00

As of December 31, 2000

Total Capital
to Risk-Weighted Assets	32,930,734	9.75	27,020,089	8.00	33,775,112	10.00
Tier I Capital
to Risk-Weighted Assets	29,928,197	8.86	13,511,601	4.00	20,267,402	6.00
Tier I Capital
to Average Assets	29,928,197	9.39	12,748,966	4.00	15,936,207	5.00

(24) Business Combinations

On July 31, 2000, Security Bank of Bibb County purchased the assets of Group Financial Southeast (dba Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of Security Bank of Bibb County incorporated as Fairfield Financial Services, Inc. Fairfield Financial is primarily engaged in residential real estate mortgage lending in the state of Georgia. The results of operations of Fairfield Financial since the date of acquisition are included in the accompanying financial statements. The initial purchase price approximated $1.4 million, which consists of approximately $1.0 million in cash and 32,345 shares of SNB Bancshares stock valued at $388,140 at closing. The initial cost of the acquisition exceeded the fair value of the assets of Fairfield Financial by $988,000. The excess is recorded as goodwill and was amortized on the straight-line method over 10 years through December 31, 2001. As a result of the issuance of SFAS No. 142, the goodwill will no longer be amortized but will be reviewed for impairment.

(24) Business Combinations (Continued)

The Asset Purchase Agreement provides for additional contingent payments of purchase price for years ending 2001-2005 based on the earnings of Fairfield Financial Services, Inc. The additional payments, if any, are to be payable in cash and stock. Cash payments for 2001 will equate to 60 percent of Fairfield Financial Services, Inc.'s earnings for the year. Stock payments for 2001 will be based on 40 percent of 2001 earnings utilizing a specific formula for determining number of shares. The number of shares issued during any year cannot exceed 75,000. The maximum number of shares under the agreement cannot exceed 300,000 for years 2001-2005. All additional payments of cash and stock will be charged to goodwill. If Fairfield Financial sustains losses, no additional purchase price payments are due. The contingent payment due in 2002 as a result of 2001 earnings is a combination of cash and stock totaling approximately $1 million.

(25) Deferred Compensation Plan

A deferred compensation plan is maintained under which certain officers may elect to defer, until termination, retirement, death or unforeseeable emergency a portion of current compensation. The plan is created in accordance with Internal Revenue Code Section 457. Interest is paid on such deferrals at a rate that is determined annually. The participants are general creditors of the Bank with respect to amounts deferred and interest additions. As of December 31, 2001, 2000 and 1999, the liability under this plan totaled $136,196, $119,985 and $105,087, respectively.